Janet A. Nash
                                Attorney at Law
                       4500 Main Street * P.O. Box 418210
                        Kansas City, Missouri 64141-9210

                                                                    July 1, 1997

American Century Variable Portfolios, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

     As  counsel  to   American   Century   Variable   Portfolios,   Inc.   (the
"Corporation"), I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I deemed relevant, it is my opinion that the shares of the Corporation described in Post-Effective Amendment No. 21 to its Registration Statement on Form N-1A, to be filed with the Securities and Exchange Commission on July 1, 1997, will, when issued, be validly issued, fully paid and nonassessable.

     For the record, it should be stated that I am an employee of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment advisor of the Corporation.

     I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 21.

                                Very truly yours,



                                /s/Janet A. Nash
                                Janet A. Nash